                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Equitable Resources, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

Logo
ERI


                                                     Equitable Resources, Inc.
                                                     420 Boulevard of the Allies
                                                     Pittsburgh, PA  15219


                    Notice of Annual Meeting of Shareholders

                            To Be Held May 22, 1998


   The Annual Meeting of Shareholders of Equitable Resources, Inc. will be held on Friday, May 22, 1998, at 10 a.m., Eastern Daylight Time, in the Union Trust Building at Two Mellon Bank Center, 10th Floor, 501 Grant Street, Pittsburgh, Pennsylvania, for the following purposes:

   (1) To elect three directors, each to serve for a term of three years.

   (2) To ratify the appointment of the firm of Ernst & Young LLP as independent auditors for the year 1998.

   (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

   The Board of Directors has fixed the close of business on April 1, 1998, as the record date for determining shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

   If you plan to attend the meeting, please complete and return the form which is attached to the proxy card. An admission card will be mailed to you prior to the meeting. Presentation of the admission card upon arrival will expedite registration.


                                By Order of the Board of Directors

                                /s/ Audrey C. Moeller

                                    AUDREY C. MOELLER
                                Vice President and Corporate Secretary

April 13, 1998


                 YOUR VOTE IS IMPORTANT.  PLEASE SIGN, DATE AND
                 ----------------------------------------------
                  MAIL THE ENCLOSED PROXY AS SOON AS POSSIBLE
                  -------------------------------------------

                                PROXY STATEMENT

   This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Equitable Resources, Inc. (the "Company" or "ERI") for use at the Annual Meeting of Shareholders of the Company on Friday, May 22, 1998, and at any adjournment thereof. Any proxy given pursuant to this solicitation may be revoked at any time by written or oral notice to the Corporate Secretary prior to exercise of the proxy. The shares represented by the proxy will be voted in accordance with the specification made. Proxies submitted with abstentions and broker non-votes will be included in determining whether or not a quorum is present. Abstentions and broker non-votes will not be counted in tabulating the number of votes cast on proposals presented to shareholders. This proxy statement and accompanying proxy will be mailed to holders of common stock on or about April 13, 1998.

                       VOTING SECURITIES AND RECORD DATE

   Shareholders of record at the close of business on April 1, 1998, are entitled to notice of and to vote at the Annual Meeting. As of that date, 37,095,662 shares of common stock were outstanding and entitled to be voted. Treasury shares are not included in the total. Record holders are entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting and have cumulative voting rights for the election of directors.

   If a shareholder is a participant in the Company's Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of shares in the participant's dividend reinvestment account on the record date, as well as shares registered in the participant's name. Employees holding Company stock in the Employee Savings Plan, the Employee Savings and Protection Plan, the Employee Stock Purchase Plan, and/or the Executive Retention Program will receive separate proxy cards and their votes will be cast by the Trustee or Administrator of said Plans, in accordance with the instructions on the returned proxy cards.

   Except as set forth below, the Company does not know of any holder who has or shares voting or investment power over more than 5% of the Company's common stock.

                                                                          Shares             Percent of
                                                                       Beneficially         Common  Stock
            Name and Address                                               Owned             Outstanding
            ----------------                                           ------------         -------------
Wellington Management Company, LLP                                       4,797,550/1/           13.04%
75 State Street
Boston, MA  02109

Brandywine Asset Management, Inc.                                        2,335,970/2/            6.40%
201 North Walnut Street, Suite 1200
Wilmington, DE  19801


-------------------------
/1/This information is based on a Schedule 13G for the year ended December 31, 1997, filed with the Securities and Exchange Commission, reporting that Wellington Management Company, LLP has shared voting power over 1,134,250 shares and shared dispositive power over 4,797,550 shares.

/2/This information is based on a Schedule 13G for the year ended December 31, 1997, filed with the Securities and Exchange Commission, reporting that Brandywine Asset Management, Inc. has sole voting and dispositive power over 1,878,245 shares.

   As of April 1, 1998, no nominee, director or officer beneficially owned more than .60% of the outstanding shares of the Company's common stock and all nominees, directors and officers as a group beneficially owned approximately
 .83% of such shares. In computing the percentage ownership for each individual and all nominees, directors and officers as a group, the shares subject to acquisition within 60 days by the particular individual and group are deemed outstanding.


                                   ITEM NO. 1
                             ELECTION OF DIRECTORS


   Pursuant to the Company's Articles, the Board of Directors is divided into three classes and the term of one class expires each year. At the Annual Meeting, three nominees will stand for election. The terms of Paul Christiano, Ph.D., Donald I. Moritz and J. Michael Talbert as Directors expire at the Annual Meeting. All nominees were previously elected by the shareholders.

   To be eligible for election as directors, persons nominated other than by the Board of Directors must be nominated in accordance with the procedures set forth in the By-Laws which require that notice be received by the Corporate Secretary at least 60 days, but not more than 90 days, prior to the date of the Annual Meeting, containing certain information regarding the person or persons to be nominated and the shareholder giving such notice.

   Record holders of common stock have cumulative voting rights with respect to the election of directors. Cumulative voting entitles each record shareholder to as many votes as shall equal the number of whole shares held by such shareholder multiplied by the number of directors to be elected, and each such shareholder may cast all of such votes for a single nominee or may distribute them among any two or more nominees as such shareholder sees fit. The nominees receiving the highest number of votes are elected.

   Unless authority to do so is withheld by the shareholder, it is intended that the proxies solicited by the Board of Directors will be voted for the nominees named. Unless otherwise indicated on the proxy by the shareholder, the votes represented by any proxy may be cumulated and voted at the discretion of the persons named as proxies in favor of any one or more of the nominees. The effect of cumulation and voting in accordance with this discretionary authority may be to offset the effect of a shareholder's having withheld authority to vote for individual nominees because the persons named as proxies will be able to allocate the votes of shareholders who have not withheld authority to vote in any manner they determine among the nominees. If any of the nominees becomes unavailable for election for any reason, the persons named as proxies in the accompanying proxy intend to vote for such substitute nominees as the Board may propose, unless the Board adopts a resolution reducing the number of directors.

   The information set forth below is given as of April 1, 1998. Each nominee for election at this meeting and each director continuing in office has had the same principal occupation during the past five years unless otherwise indicated. Each individual has sole voting power and sole investment power with respect to the shares shown, except as indicated in the footnotes below.

                  CLASS III NOMINEES FOR ELECTION AS DIRECTORS
                          WITH TERMS EXPIRING IN 2001



     Photo       PAUL CHRISTIANO, Ph. D.   Age 55  Director since May 1996
Paul Christiano
     Ph.D.       Provost of Carnegie Mellon University (private co-educational research university) since July 1991.

                 Member of the Audit Committee.

                 Shares Owned:  214



    Photo        DONALD I. MORITZ       Age 70   Director since June 1972
Donald I. Moritz
                 Interim President and Chief Executive Officer of the Company since July 17, 1997; Chairman and Chief Executive Officer of the Company, December 1993 until retirement in December 1994;
                 President and Chief Executive Officer, August 1978 through
                 December 1993.

                 Chairman of the Executive Committee and a member of the Corporate Governance Committee.

                 Shares owned:  223,292 (a) (b) (c)



    Photo        J. MICHAEL TALBERT     Age 51    Director since May 1995
  J. Michael
   Talbert       Chairman and Chief Executive Officer of Transocean Offshore
                 Inc. (owns and operates offshore drilling rigs) since September
                 1994; President and Chief Executive Officer, Lone Star Gas
                 Company, January 1991 through August 1994. Also a director of
                 Transocean Offshore Inc.

                 Member of the Compensation, Corporate Governance and Executive Committees.

                 Shares owned:  1,000

                 CLASS I DIRECTORS WITH TERMS EXPIRING IN 1999



   Photo         JAMES E. ROHR         Age 49           Director since May 1996
 James E. Rohr
                 President of PNC Bank Corp. (financial services) since January
                 1992; President and Chief Executive Officer of PNC Bank, N.A.
                 since April 1988.  Also a director of Allegheny Teledyne, Inc.
                 and PNC Bank Corp.

                 Member of the Compensation and Executive Committees.

                 Shares Owned:  5,500



     Photo       PHYLLIS A. DOMM, Ed. D.  Age 51 Director since May 1996
   Phyllis A.
   Domm, Ed.D    Vice President - Human Resources, Helix Health Systems (health care services) since March 1998; President, Management and Marketing Solutions, Inc. (marketing, public relations and human resources consulting) July 1997 to March 1998; Senior
                 Vice President - Health Care Services, Intracoastal Health
                 Systems, Inc. April 1995 to July 1997; Vice President - Human
                 Resources, Inova Health System, October 1992 to March 1995.

                 Member of the Audit and Compensation Committees.

                 Shares Owned:  200



    Photo        DAVID S. SHAPIRA       Age 56   Director since May 1987
David S. Shapira
                 Chairman and Chief Executive Officer of Giant Eagle, Inc.
                 (retail grocery store chain) since February 1994; Chief
                 Executive Officer of Giant Eagle, April 1992 to February 1994;
                 Chairman of the Board of Phar-Mor, Inc. (retail chain of general merchandise and variety stores), February 1993 to September 11, 1995. Also a director of Action Industries, Inc.
                 and Mellon Bank Corporation.

                 Member of the Audit and Corporate Governance Committees.

                 Shares owned:  1,575 (d)

                 CLASS II DIRECTORS WITH TERMS EXPIRING IN 2000



    Photo        E. LAWRENCE KEYES, JR. Age 68   Director since May 1988
 E. Lawrence
  Keyes Jr.      Partner, The Fortune Group (management consulting firm) since
                 January 1987.

                 Chairman of the Compensation Committee.

                 Shares owned:  1,200



    Photo        THOMAS A. McCONOMY     Age 64   Director since May 1991
   Thomas A.
   McConomy      Chairman of the Board and interim President and Chief Executive
                 Officer of Calgon Carbon Corporation (manufacturer and marketer of activated carbon and related products and services) since
                 February 19, 1998; Chairman of the Board of Calgon Carbon
                 Corporation from July 1994 to February 19, 1998; President and
                 Chief Executive Officer of Calgon Carbon Corporation from
                 January 1990 through June 1994.

                 Chairman of the Corporate Governance Committee and a member of the Audit and Compensation Committees.

                 Shares owned:  1,200 (a)



    Photo        GUY W. NICHOLS         Age 72   Director since July 1997
Guy W. Nichols
                 Retired Chairman and Chief Executive Officer, New England
                 Electric System (electric utility).

                 Shares owned:  2,000



    Photo        MALCOLM M. PRINE       Age 69   Director since May 1982
  Malcolm M.
    Prine        Chairman of the Board, Core Materials Corp. (manufacturer of plastics moulding) since January 1997; President, Malcar, Inc.
                 (housing business) since January 1990; Chairman and Chief
                 Executive Officer, Bundy Industries, Inc., December 1989 through August 1995. Also a director of Core Materials Corp.
                 and Pennsylvania Capital Bank.

                 Chairman of the Audit Committee and a member of the Corporate Governance and Executive Committees.

                 Shares owned:  1,767

All nominees, directors and officers (including those named above) 307,459 shares (a)(b)(c)(d)(e)(f)

_____________________________
(a) Includes shares held jointly with spouse as to which voting power and investment power are shared.

(b) Includes the following shares which may be acquired within 60 days of April 1, 1998, through the exercise of stock options: Mr. Moritz--135,000 shares; all nominees, directors and officers as a group, including such person-- 164,100 shares.

(c) Does not include 1,350 shares owned by Mr. Moritz's wife as to which he disclaims beneficial ownership.

(d) Shares are held in a trust of which Mr. Shapira is a co-trustee and has a beneficial interest and shares voting and investment power.

(e) Includes shares allocated under the Company's Employee Savings Plan: all officers--5,050 shares.

(f) Includes shares allocated under the Company's Employee Stock Purchase Plan: all officers--3,206 shares.

Board of Directors and its Committees

   The Board of Directors held six regular meetings and four special meetings during 1997. The standing committees of the Board are the Audit, Compensation, Corporate Governance and Executive Committees. The Pension Trust Investment Committee was disbanded on October 16, 1997. As a result of certain changes in the Company's pension plans, it was determined that it was not necessary to have a separate Board committee to oversee pension fund investment issues. The Board of Directors will continue to review all matters previously monitored by the Pension Trust Investment Committee. During 1997, attendance of the directors at Board and Committee meetings averaged 95%.

   The Audit Committee consists of five non-employee directors. It reviews the annual financial statements of the Company, examines and considers the scope and adequacy of audits performed by the independent auditors and the Company's internal auditing staff, as well as other financial affairs of the Company; recommends to the Board of Directors an independent auditing firm to audit the Company's financial statements; reviews the adequacy of internal controls and management's implementation of recommendations made by the independent auditors and by the internal auditors with respect to their audit activities; and approves fees charged by the independent auditors. It also reviews environmental matters, audits and compliance programs and monitors the overall environmental strategy of the Company. The Committee held four meetings in 1997.

   The Compensation Committee consists of five non-employee directors. It reviews the salaries of all executive officers and makes recommendations to the Board of Directors for its approval. It also administers the Key Employee Restricted Stock Option and Stock Appreciation Rights Incentive Compensation Plan, the Short-Term Incentive Compensation Plan, the Long-Term Incentive Plan and the Non-Employee Directors' Stock Incentive Plan. It addresses, recommends and approves any other compensation and benefits issues which apply to the officers of the Company, including perquisites that require Board approval. The Committee held eleven meetings in 1997.

   The Corporate Governance Committee consists of four non-employee directors and Mr. Moritz who is serving as interim Chief Executive Officer. The Committee is responsible for recommending to the Board of Directors persons to be nominated for election as directors of the Company and monitoring and recommending enhancements to the Company's corporate governance framework, particularly with respect to the structure, processes, and proceedings of the Board of Directors. In performing the nominating function, the Committee attempts to locate candidates for Board membership who have attained a prominent position in their field of endeavor and whose backgrounds indicate that they have broad knowledge and experience and the ability to exercise sound business judgment. The Committee will consider nominees recommended by shareholders.
Any such recommendation, together with the nominee's qualifications and consent to be considered as a nominee, should be sent to the Corporate Secretary. The Committee is also responsible for recommending the level of compensation and other fringe benefits for the Directors. The Committee held two meetings in 1997.

   The Executive Committee consists of three non-employee directors and Mr. Moritz who is serving as interim Chief Executive Officer. It examines proposed acquisitions and similar new ventures and advises management with regard to the expansion or disposition of the Company's businesses through mergers, acquisitions, sales and similar transactions. It also reviews and makes recommendations to the Board with respect to the Company's financial policies and condition, its dividend policies, bank credit arrangements, financing investments and other financial matters. The Committee has the authority to act in all matters that the full Board may act upon when the

Board is not in session, unless limited by a resolution of the Board and except to the extent limited by law. The Committee held seven meetings in 1997.

Directors' Compensation and Retirement Program

   Directors of the Company receive (i) an annual retainer of $24,000 payable quarterly; (ii) a fee of $1,000 for each Board meeting attended; (iii) a fee of $1,000 for each Committee meeting attended; and (iv) a fee of $500 for telephonic participation in a meeting. Under a deferred compensation plan for non-employee directors, these fees may be deferred until termination of services as a director or such earlier time as the director may elect.

   All non-employee directors who have reached age 58 at the date of retirement as a director with at least 60 months of service as a director qualify for benefits under a retirement program for the directors. A qualified director who retires as a director after reaching age 72 with at least 60 months of service, or retires prior to age 72 with at least 120 months of service, is entitled to receive a benefit equal to the quarterly retainer for 40 quarters or until death, whichever occurs first. A qualified director who retires as a director prior to age 72 with less than 120 months of service is entitled to receive a benefit payable for 40 quarters or until death, whichever occurs first, equal to 50% of the quarterly retainer, plus 10% for each additional 12 months of service in excess of 60 months.

   In recognition of services rendered by non-employee directors and in furtherance of its community support, the Company uses a life insurance program to fund contributions to qualified organizations upon the death of a director. Each participating director is insured for $500,000 under policies owned by the Company. Where possible, policies are written on two directors' lives, with $500,000 payable at each death. The program restricts bequests to civic, charitable and educational organizations with emphasis on those in the Company's operating/service areas. New directors will qualify for participation after serving on the Board for 36 months. The cost of the program is nominal.

   Under the terms of the Non-Employee Directors' Stock Incentive Plan, on June 1 of each year each non-employee director is granted an option to purchase 500 shares of the Company's common stock at an exercise price which is 100% of the fair market value of a share on the date of such grant. The option is exercisable upon the earlier of three years from the date of grant or upon termination of service as a director by reason of retirement, disability or death. Newly elected directors, on the first day of June following their election, shall automatically be granted an initial option grant for 2,500 shares of the Company's common stock at an exercise price of 100% of the market value of a share on the grant date, in addition to receiving the annual option grant for 500 shares which all non-employee directors automatically receive on June 1 of each year. No options will be granted under this Plan after June 1998.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and any persons who own more than ten percent of the Company's common stock to file with the Securities and Exchange Commission and the New York Stock Exchange various reports as to ownership of such common stock. Such persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on information provided to the Company by individual officers and directors, the Company believes that during 1997 its officers and directors have timely complied with all filing requirements applicable to them except for Craig G. Goodman, former Vice President - Regulatory Affairs and Public Policy, who was late in reporting one transaction.


                             EXECUTIVE COMPENSATION

   The following table sets forth information concerning the compensation of the Company's interim chief executive officer and each of the other four most highly compensated executive officers of the Company at the end of the last completed fiscal year, as well as the compensation of Frederick H. Abrew who retired as President and Chief Executive Officer on July 17, 1997.



                           SUMMARY COMPENSATION TABLE



                                            Annual Compensation                     Long Term Compensation
                                ---------------------------------------------------------------------------------
                                                                                           Awards
                                                                              -----------------------------------
                                                                Other                               Securities
                                                                Annual        Restricted Stock      Underlying      All Other
                                      Salary     Bonus       Compensation         Award(s)         Options/SARs    Compensation
Name and Principal Position     Year    ($)     ($) (1)          ($)              ($)  (2)               #         ($)(3)(4)(5)
-----------------------------------------------------------------------------------------------------------------------------------
Donald I. Moritz/4/             1997  238,823   355,000            0                    0                     0/0        70,704
Director, Interim President     1996
and Chief Executive Officer     1995
-----------------------------------------------------------------------------------------------------------------------------------

Frederick H. Abrew/5/           1997  274,600         0            0                    0                     0/0     1,685,556
Director, President and         1996  450,000   270,000          893                    0                     0/0        21,673
Chief Executive Officer         1995  440,835         0          137                    0               150,000/0        13,698
-----------------------------------------------------------------------------------------------------------------------------------
R. Gerald Bennett               1997  245,600   160,000            0              187,217                     0/0        28,866
Senior Vice President           1996  140,000    91,000            0                    0                33,400/0         1,800
                                1995
-----------------------------------------------------------------------------------------------------------------------------------
John C. Gongas, Jr.             1997  220,810   160,000            0              170,340                     0/0        27,117
Senior Vice President           1996  207,004   115,000            0                    0                     0/0         9,365
                                1995  196,254         0            0                    0                50,000/0         4,582
-----------------------------------------------------------------------------------------------------------------------------------
Edward J. Meyer/6/              1997  211,960         0            0              165,393                16,700/0        24,265
Sr. Vice Pres. - Market and     1996   33,334    20,000            0                    0                     0/0             0
Business Development            1995
----------------------------------------------------------------------------------------------------------------------------------
Gregory R. Spencer              1997  172,894   110,000            0              133,579                     0/0        18,585
Senior Vice President and       1996  156,600    95,000            0                    0                17,400/0         5,304
Chief Administrative Officer    1995  139,000         0            0                    0                24,000/0             0



Mr. Moritz became interim President and Chief Executive Officer on July 17,
1997.

Mr. Bennett became an executive officer of the Company on June 1, 1996.

Mr. Meyer became an executive officer of the Company on October 28, 1996.
_____________________________
/1/ Paid under the Company's Short-Term Incentive Compensation Plan. Included in the amount for Mr. Bennett in 1996 is a $36,000 bonus paid upon commencement of his employment with the Company.

/2/ Restricted stock awards were granted to the following named executives on September 5, 1997. Dividends will be paid on the restricted stock. The vesting of these awards is contingent upon attainment of specific stock price targets and the continued employment of the executives until January 1, 2001. No other restricted stock is held by the named executives. Mr. Meyer's restricted stock holdings were forfeited upon his termination of employment.


                                                      No. of Shares                  Value at 12/31/97
                                                      -------------                  -----------------
R. Gerald Bennett                                         5,979                         $211,507
John C. Gongas, Jr.                                       5,440                          192,440
Edward J. Meyer                                           5,282                          186,851
Gregory R. Spencer                                        4,266                          150,910


/3/ Includes the term insurance benefit and interest on cumulative Company funds used to pay the remaining premium for split-dollar life insurance policies (each based on applicable Internal Revenue Service rates), matching contributions to the Company's Employee Savings Plan and annual contribution to the Defined Contribution Plan, as follows:


                                         Term                              Savings Plan              Defined
                                       Insurance          Interest         Contribution         Contribution Plan
                                   -----------------  ----------------  -------------------  -----------------------
Donald I. Moritz                         $989              $25,215               $  -                  $  -
Frederick H. Abrew                        228               17,491               4,750                14,107
R. Gerald Bennett                           -                    -               2,050                26,816
John C. Gongas, Jr.                        38                6,229               3,218                17,632
Edward J. Meyer                             -                    -               2,000                22,265
Gregory R. Spencer                         22                1,013               4,750                12,800


/4/ Mr. Moritz was employed as interim President and Chief Executive Officer on
    July 17, 1997.  Mr. Moritz received $44,500 in Directors' fees.

/5/ Mr. Abrew was a Director and President and Chief Executive Officer until
    July 17, 1997. Mr. Abrew became entitled to receive $1,567,800 under the terms of a Confidential Agreement and Release; $36,180 for 1997 unused vacation; and $45,000 representing a settlement of all future life insurance obligations.

/6/ Mr. Meyer became an executive officer of the Company on October 28, 1996. He was Senior Vice President until December 1, 1997. He resigned as Senior Vice President - Market and Business Development on February 15, 1998.

                           OPTIONS/SAR GRANTS IN 1997





                                    Individual Grants                                         Potential Realizable
-----------------------------------------------------------------------------------------       Value at Assumed
                                            Percent of Total                                 Annual Rates of Stock
                                              Options/SARs                                  Price Appreciation for a
                                               Granted to      Exercise or                   Ten-Year Option Term 3
                              Options/SARs      Employees      Base Price    Expiration     ------------------------
Name                           Granted/1/       In 1997         Per Share      Date/2/          5%           10%
--------------------------------------------------------------------------------------------------------------------
Donald I. Moritz              None
--------------------------------------------------------------------------------------------------------------------
Frederick H. Abrew            None
--------------------------------------------------------------------------------------------------------------------
R. Gerald Bennett             None
--------------------------------------------------------------------------------------------------------------------
John C. Gongas, Jr.           None
--------------------------------------------------------------------------------------------------------------------
Edward J. Meyer             16,700/4/           20.00%            $29.47    July 20, 2005     $309,508     $784,338
--------------------------------------------------------------------------------------------------------------------
Gregory R. Spencer            None
--------------------------------------------------------------------------------------------------------------------

/1/ There were no SARs granted.


/2/ If Equitable Resources, Inc. meets the criteria set for return to shareholders, the participant's total shares are vested. Stock which vests on a performance basis may be exercised at any time prior to July 20, 2005. Stock which does not vest on a performance basis will vest for one day at the end of the vesting period; i.e., July 21, 1998.

/3/ The option values presented were calculated based on a share price of $29.47 as of the date of grant at assumed 5% and 10% annualized rates for the term of the grant. The actual value, if any, that an optionee may realize upon exercise will depend on the excess of the market price of the common stock over the option exercise price on the date the option is exercised. There is no assurance that the actual value realized by an optionee upon the exercise of an option will be at or near the value estimated under the model described above.

/4/ Mr. Meyer's options were forfeited upon his termination of employment.


                    AGGREGATED OPTION/SAR EXERCISES IN 1997
                      AND YEAR-END 1997 OPTION/SAR VALUES



                                                                      Number of      Value of Unexercised
                                                                     Unexercised         In-the-Money
                                                                   Options/SARs at     Options/SARs at
                                                                    Year End 1997       Year-End 1997
                                            Shares                       (#)               ($) 1
                                          Acquired on    Value    ---------------------------------------
                                           Exercise     Realized    Exercisable/         Exercisable/
Name                                          (#)         ($)       Unexercisable       Unexercisable
---------------------------------------------------------------------------------------------------------
Donald I. Moritz                 Options      0          0          135,000/0            211,275/0
                                  SARs        0          0                0/0                  0/0
---------------------------------------------------------------------------------------------------------
Frederick H. Abrew               Options      0          0               0/0                   0/0
                                  SARs        0          0               0/0                   0/0
---------------------------------------------------------------------------------------------------------
R. Gerald Bennett                Options      0          0          0/33,400             0/263,025
                                  SARs        0          0               0/0                   0/0
---------------------------------------------------------------------------------------------------------
John C. Gongas, Jr.              Options      0          0     19,000/50,000        21,128/337,500
                                  SARs        0          0               0/0                   0/0
---------------------------------------------------------------------------------------------------------
Edward J. Meyer/2/               Options      0          0          0/16,700             0/  98,614
                                  SARs        0          0               0/0                    0/0
---------------------------------------------------------------------------------------------------------
Gregory R. Spencer               Option       0          0        0/  41,400            0/  299,025
                                  SARs        0          0               0/0                    0/0
---------------------------------------------------------------------------------------------------------

___________________________
/1/ The dollar values were calculated by determining the difference between the fair market value of the underlying shares of common stock and the various applicable exercise prices of outstanding options at the end of 1997 for the named executive officers. The last reported sale price of the Company's common stock on the New York Stock Exchange on December 31, 1997 was $35.375 per share.

/2/ Mr. Meyer's options were forfeited upon his termination of employment.


                   SHAREOWNER RETURN PERFORMANCE PRESENTATION


   The following graph compares the five-year cumulative total return on the Company's Common Stock with the cumulative total return of the S&P 500 Index and the Value Line Investment Survey--Natural Gas (Diversified) Industry Group. The graph assumes a $100 investment made on December 31, 1992, and the reinvestment of all dividends.



                             [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
          AMONG EQUITABLE RESOURCES, S&P 500 INDEX AND VL PEER GROUP

Measurement period
(Fiscal year Covered)        EQUITABLE RESOURCES      S&P 500        VL PEER GROUP
---------------------        -------------------      -------        ------------
Measurement PT -
12/31/92                     $100                     $100           $100
FYE  12/31/93                $113                     $110           $122
FYE  12/31/94                $ 86                     $112           $115
FYE  12/31/95                $104                     $153           $154
FYE  12/31/96                $103                     $189           $198
FYE  12/31/97                $127                     $251           $236


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


   Compensation for the executive officers of the Company is administered under the direction of the Compensation Committee of the Board (the "Committee") which currently consists of five independent directors. There are no "Compensation Committee Interlocks" or "Insider Participation" which the Securities and Exchange Commission regulations would require to be disclosed in this proxy statement. The Committee submits its recommendations for executive base salary changes to the full Board of Directors. All other components of executive compensation are acted upon by the Committee and those actions taken are reported to the Board of Directors. The Committee oversees all compensation arrangements applicable to the executive officers including base salaries, benefits, annual incentives and stock based awards.

   The following is the Compensation Committee's report, in its role as overseer of the Company's executive pay programs, on 1997 compensation practices for the executive officers of the Company.

Compensation Policies Attributable to Executive Officers

   Equitable Resources, Inc. is a fully integrated energy marketing company. It offers energy solutions to the wholesale and retail markets with innovative products and services developed through its Supply and Logistics, Utilities, and Energy Services business segments. Equitable is also engaged in the production of natural gas liquids and crude oil. A major portion of the Company's storage, transportation and distribution of natural gas is subject to rate regulation by federal and state authorities. The Company's compensation arrangements are designed to meet the requirements of each of these business segments in terms of their unique business and human resource needs and goals, while reinforcing the Company's ultimate objective of creating value for shareholders.

   In order to attract, motivate, and retain talented executives, the Company's compensation policy considers the skills, talents, and experience necessary for the successful operation and growth of each major business segment, as well as the unique risk characteristics of each segment. To support the Company's financial performance and shareholder value enhancement objectives, incentive arrangements that focus on achievement of key annual business objectives and the creation of long-term value are in place for the Company's executives.

   The Compensation Committee adheres to an executive compensation strategy as the framework for managing the compensation program for executive officers which includes the following objectives and guidelines:

    .To establish base salaries at approximately the 50th percentile and potential total cash compensation at the 75th percentile of two comparison groups (peer group and general industry companies of similar revenue size). Competitive practices are determined using independent industry surveys provided by compensation consultants and publicly available compensation information from peer companies.

    .To link short-term bonus compensation opportunities to the overall performance of the Company and to the individual contribution of each executive. Short-term (annual) incentives are funded when pre-established earnings per share goals are attained. Awards are distributed to Plan participants based on achievement of corporate, business segment and individual performance goals identified annually.

    .To provide long-term reward programs that encourage share ownership by management, reinforce value creation imperatives, align management's interest to shareholder interests and help assure retention of key executive contributors.

   The Compensation Committee believes that stock ownership by management is a crucial tool for focusing management on the enhancement of the Company's shareholder value. Thus, the Committee views stock options and other equity-related arrangements as a key element of the executive compensation program.

Base Salaries

   The executive salary structure is based upon studies prepared by independent compensation consultants, primarily using salary surveys of peer group companies, including the Company, that comprise The Value Line Investment Survey--Natural Gas (Diversified) Industry Group. This survey data is supplemented by data from the gas utility and oil/gas exploration and production industries, as well as data from major Pittsburgh-based corporations. The base salary levels are generally targeted at the 50th percentile of the combined survey group. The consultants' study concluded that the base compensation for the executive officers of the Company was below the 50th percentile of the comparison groups.

   Individual salary increases are based primarily upon individual performance, taking into account competitive salaries. Factors included in salary increases are revenue growth, shareholder appreciation, achievement of strategic initiatives and personal goals. General economic conditions and marketplace compensation trends are also considered. Independent compensation consultants assist in the evaluation of the marketplace compensation trends.

   Pursuant to these guidelines, annual base salaries of the named executive officers in the Summary Compensation Table on page 9 increased at the following rates: Donald I. Moritz (interim CEO effective July 17, 1997), 0%; Frederick H. Abrew, 16.1%; R. Gerald Bennett, 4.0%; John C. Gongas, Jr., 7.1%; Edward J. Meyer, 10.2%; and Gregory R. Spencer, 7.6%. Messrs. Abrew's and Meyer's increases included a market competitive salary adjustment. The increases in 1997 are reflective of competitive practices, individual performance and the Company's 1996 earnings.

Annual Incentives

   The Company's Short-Term Incentive Compensation Plan (the "Plan") is structured so that bonus payments are made when the Company has met pre-established Board approved earnings per share goals. Once the thresholds have been met, a bonus pool is funded based on pre-established targets for each participant. Awards are based on market competitive bonus targets, individual performance and the amount of dollars funded into the bonus pool. Participants have individual performance goals established for their position which include financial goals, strategic initiatives, operational and organizational objectives, human resource management goals and environmental management goals as appropriate. Individual participant's bonuses can be adjusted based on corporate, business segment and individual performance to a maximum of 150% of target and down to a minimum of 0% (no award payout).

   The Committee approved the method of determining the 1997 goals for the executive officers of the Company, together with the 1997 performance measures for the regulated and unregulated business segments. They also set and approved the maximum funding levels for the Plan. The total annual funding of the Plan cannot exceed 2.5% of the Company's net income.

   Mr. Moritz was given a targeted bonus of 65% of his annual base salary. Messrs. Bennett, Gongas, Meyer and Spencer had annual incentive targets ranging from 40% to 50% of their base salary. Incentive awards are capped at 100% of base salary for all plan participants.

   In the event that the Company's earnings per share target does not exceed the business plan, no annual incentive payments are made. The incentive threshold was exceeded in 1997 and bonus payments were made according to the provisions of the Plan.

Long-Term Incentives

   The Company may utilize combined stock options/stock appreciation rights and restricted stock on a case-by-case basis to reinforce its shareholder value creation imperatives, executive retention goals, and to support management ownership as an effective means of aligning management to shareholder interests. The award of stock options and/or restricted stock under the Company's 1994 Long-Term Incentive Plan is based on the overall financial performance of the Company, primarily the Company's return to its total capitalization, and the individual performance of the participant. Among the individual factors considered are managerial ability, individual performance, succession planning, and executive development. Stock based awards have been made without regard to the size of prior grants or the amount of stock held by employees to whom such awards were made.

   During 1997, the Committee approved stock option awards to certain new hires and senior level employees promoted into positions with increased responsibility. The awards were based on the 50th percentile level of long-term incentive opportunities for the same peer group of companies previously referred to for executive officers' compensation. The Committee determined the level of the stock options awarded using the Black-Scholes option pricing model.

   A performance measure was established relative to the vesting of all options under this award. These awards will vest in accordance with a formula tied to the Company's total shareholder return relative to the Company's peer group. In the event that the employment of a Long-Term Incentive Plan participant terminates, except for reasons of death or normal retirement, all awards that have not vested are subject to forfeiture as of the effective date of termination. The Options/SAR Grants in 1997 table on page 11 show the terms of each award. Historically, stock option grants have been the primary means of providing long-term incentive compensation to executives. No options vested in 1997.

   Restricted stock awards equal to 75% of an employee's base salary were granted to executives and certain key employees in 1997 as part of the Company's Executive Retention Program. The vesting of these awards is contingent upon attainment of specific stock price targets and the continued employment of the participants until January 1, 2001.

Stock Ownership Guidelines

   To promote stock ownership by management, the Committee approved personal stock ownership guidelines for executives. These guidelines require executives to purchase and hold shares of the Company's stock, the market value of which would need to be as follows: Messrs. Bennett, Gongas, Meyer and Spencer are required to acquire or hold stock valued at three times their annual salary. Other executive officers are required to acquire or hold stock valued at three or two times their annual salary. Each executive has five years to meet his or her personal acquisition guidelines.

Benefits Based on Retirement or Death Under Plans

   Benefits are based on retirement or death under the Retirement Plan, the Deferred Compensation Plan, and the optional Split-Dollar Life Insurance Program. Company contributions to these plans for the benefit of the named executives are shown in the Summary Compensation Table on page 9.

Policy Regarding Section 162(m) of the Internal Revenue Code

   In 1993, the tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid in 1994 and thereafter to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. Based on current compensation levels of the executive officers, this deductibility limit has no impact on the Company. At such time as the Committee deems it appropriate, it will take the necessary action to insure that the deductibility of executive compensation is maximized.

Compensation of the Chief Executive Officer

   Effective August 1, 1997, Frederick H. Abrew retired as President and Chief Executive Officer. Donald I. Moritz was named interim Chief Executive Officer while a search for a replacement for Mr. Abrew was conducted. Mr. Abrew received a salary increase in May of 1997 for work accomplished in 1996. The basis for Mr. Abrew's 1997 base salary, including the Committee's goals and methodology, are discussed earlier in this report. The Committee also considered that under Mr. Abrew, ERI exceeded its business plan net income and earnings per share (EPS) targets in 1996. ERI had net income earnings in excess of $59 million which resulted in $1.69 EPS. This exceeded the business plan target net income of $55 million and $1.57 EPS. Mr. Abrew did not receive any bonus from the Company's Short-Term Incentive Compensation Plan for work performed in 1997.

   Mr. Moritz assumed the role of interim Chief Executive Officer on July 17, 1997. Mr. Moritz is paid $43,550 on a monthly basis. This is the same salary which was being paid to Mr. Abrew. In addition, Mr. Moritz was paid a bonus of $355,000 based on his accomplishments relative to pre-established performance objectives and the Company's financial performance under his leadership. The following items were taken into consideration when awarding Mr. Moritz this bonus:

   . On December 31, 1997, the Company's common stock closed at $35.375. When
     Mr. Moritz assumed the role of CEO on July 17, the stock price was $28.3125. This represents over $254 million in stock appreciation for the Company's shareholders.

   . The Company exceeded business plan net income and earnings per share goals in 1997.

   . The Company met key strategic objectives including the divestiture of non-strategic assets in the Supply and Logistics business segment. This divestiture of exploration and production properties in the Rocky Mountain area exceeded economic expectations.

   Based upon all of the information considered, the Committee believes that Mr. Abrew's base salary increase and Mr. Moritz's base salary and bonus portray a competitive compensation package as related to this Company's peers.

   The foregoing report has been furnished by the Compensation Committee of the Board of Directors.

                       E. Lawrence Keyes, Jr., Chairman
                                Phyllis A. Domm
                              Thomas A. McConomy
                                 James E. Rohr
                              J. Michael Talbert


Employment Contracts and Change-in-Control Arrangements

   Donald I. Moritz entered into an agreement with the Company, effective July 17, 1997, amended November 19, 1997, under which Mr. Moritz assumed the responsibilities of the Chief Executive Officer on an interim basis at a monthly salary of $43,550. Mr. Moritz was eligible to participate in the Company's Short-Term Incentive Compensation Plan on a full-year basis for 1997 and continued to receive applicable Board of Directors' fees. The term of the agreement continues on a month-to-month basis until terminated by either party upon thirty days' notice.

   In connection with his retirement as President and Chief Executive Officer, Frederick H. Abrew entered into an agreement with the Company effective August 1, 1997, under which Mr. Abrew will receive his base salary, to be paid in accordance with the terms of the agreement, and continuance of medical benefits for a period of thirty-six months, as well as a payment for unused 1997 vacation. Mr. Abrew also received cash representing the premiums which would become payable through July 2000 on executive life insurance policies owned by the Company. Additionally, the Company will continue to pay the premiums on the split dollar life insurance policy covering Mr. Abrew through July 2000. The agreement provides that Mr. Abrew will be subject to certain non-competition obligations through July 2000.

   In connection with his resignation as Senior Vice President - Market and Business Development, Edward J. Meyer entered into an agreement with the Company effective February 15, 1998, under which Mr. Meyer received twelve months of base salary; payment for unused 1998 vacation; $59,874 representing the cash value of one-third of the restricted stock he was granted under the Company's Executive Retention Program; and $16,962 pursuant to a severance program. The agreement provides that Mr. Meyer will be subject to certain non-competition obligations for a period of one year.

   Gregory R. Spencer has an agreement with the Company under which he will receive, in addition to payments under the Company's normal severance pay plan, severance equal to twelve months of his base salary if his employment is terminated by the Company other than for good cause or if he resigns after receiving a demotion and/or reduction in salary. The agreement provides that Mr. Spencer would be subject to certain non-competitive obligations for a period of one year after termination of employment.

   The Company also has Change-in-Control Agreements with the executive officers. These agreements were developed to ensure that during a change-in-control situation, the interests of the shareholders are foremost on the minds of key executives. The agreements provide for the following if a change-in-control occurs followed by an involuntary or constructive termination of the covered executive within two years after the change event: base salary continuation; average incentive bonus payment earned over the past three years; immediate vesting of all unvested cash awards and stock incentives; immediate delivery of Company stock or payment of an amount equal to average grants received by the employee over the preceding five years under applicable long-term incentive plans; medical, dental, life and disability insurance; additional months of service and age credit for determining benefit amounts and early retirement reductions; outplacement assistance and legal fees in the event the contract is contested; and the executive may elect a lump sum payment or payment of benefits over the course of the agreement. Messrs. Bennett, Gongas and Spencer will receive 24 months of base salary, benefits continuance and retirement plan credits and two times their average annual and long-term incentive awards under the provisions of their agreements. Other executive officers were given agreements which provide them with either 24 months or 18 months of change-in-control benefits.

   Payments to an executive officer under any Change-in-Control Agreement shall not exceed amounts deductible by the Company under the provisions of the Internal Revenue Code (the "Code"). Payments under any other agreement to which an executive officer is a party will not be limited to amounts deductible under the provisions of the Code.

Pension Plan

   Effective January 1, 1997, the Company adopted a revised pension program for salaried employees. Most salaried employees, including all executive officers, participate in a defined contribution plan pursuant to which the Company contributes an amount equal to a percentage of each employee's base salary to an individual investment account for such employee. Benefits earned under the previously existing defined benefit plan through December 31, 1996 were, at each employee's option, either contributed in lump sum form to such employee's individual investment account or used to buy an individual annuity payable upon retirement to such employee.



                                   Item No. 2

                    RATIFICATION OF APPOINTMENT OF AUDITORS

   The Board of Directors, upon recommendation of the Audit Committee, has reappointed Ernst & Young LLP, certified public accountants, as auditors to examine the consolidated financial statements of the Company and its subsidiaries for the calendar year 1998. Ernst & Young LLP, and its predecessor, have acted as auditors for the Company since 1950. Although shareholder approval is not required for the appointment of auditors, the Board of Directors believes shareholders should participate through ratification. If such ratification is not obtained, the Board will consider the appointment of other auditors for the following year.

   Representatives of Ernst & Young LLP expect to be present at the annual meeting to respond to appropriate questions and to make a statement if they desire to do so.

   The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

                           1999 SHAREHOLDER PROPOSALS

   To be eligible for inclusion in the Company's proxy statement, shareholder proposals for the 1999 Annual Meeting of Shareholders must be received by the Corporate Secretary, Equitable Resources, Inc., 420 Boulevard of the Allies, Pittsburgh, Pennsylvania 15219, on or before December 14, 1998.


                             ADDITIONAL INFORMATION


Other Matters

   No matters other than those set forth in the Notice of Meeting accompanying this proxy statement are expected to be presented to shareholders for action at the annual meeting. However, should other matters properly come before the meeting, the persons named in the accompanying proxy will vote in such manner as they may, in their discretion, determine.

Solicitation of Proxies

   The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of the Company, personally or by telephone or telegraph. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of common stock held of record by such persons and will be reimbursed by the Company for their expenses. The Company may engage a professional proxy soliciting firm to solicit proxies in the same manner.

Annual Report

   The Annual Report of the Company to shareholders, including financial statements, for the year ended December 31, 1997, has previously been mailed to shareholders.


                                By Order of the Board of Directors

                                /s/ Audrey C. Moeller

                                AUDREY C. MOELLER
                                Vice President and Corporate Secretary


April 13, 1998

LOGO
ERI                                                 Equitable Resources, Inc.
                                                    420 Boulevard of the Allies
                                                    Pittsburgh, PA 15219


  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

Johanna G. O'Loughlin and Audrey C. Moeller are, and each of them is, hereby appointed as proxies of the undersigned to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Friday, May 22, 1998, at 10 a.m. in the Union Trust Building at Two Mellon Bank Center, 501 Grant Street, Pittsburgh, Pennsylvania, and at any adjournment of such meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of directors and FOR
Item 2 and will vote in their discretion on such other matters that may properly come before the meeting.

A vote FOR the election of nominees listed on the reverse side includes discretionary authority to cumulate votes selectively among the nominees as to whom authority to vote has not been withheld and to vote for the substitution if any nominee becomes unavailable for election for any reason.

This Proxy is solicited on behalf of the Board of Directors of the Company and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director and FOR Item 2.

Please Sign and Date on the Reverse Side and Return the Proxy Card Promptly Using the Enclosed Envelope.